SUBITEM 77M  Mergers

Pursuant to the
 Securities Act
 of 1933 as amended
 and the General
Rules and Regulations
thereunder a
Registration Statement
 on Form N14 SEC
File No 333148609
was filed on
January 1 2008
This filing relates
 to an Agreement
and Plan of
Reorganization
 whereby
Government Obligations
 Fund Surviving
Fund a portfolio
of Money Market
 Obligations Trust
acquired all of
the assets of
Liquid Cash Trust
 Acquired Fund a
 portfolio of Money
 Market
Obligations Trust
 in exchange for
 shares of the
Surviving Fund
Shares of the
Surviving Fund
were distributed
 on a pro rata
 basis to the
shareholders of
 the Acquired
Fund in complete
liquidation and
termination of
the Acquired Fund
 As a result
effective April 11 2008
each
shareholder of the
Acquired Fund
became the owner
 of Surviving
Fund shares having
a total
net asset value
equal to the total
 net asset value
of his or her
holdings in the A
cquired Fund

The Agreement and
 Plan of Reorganization
 providing for the
transfer of the assets
 of the
Acquired Fund to the
 Surviving Fund was
 approved by the
Board of Trustees
at their Regular
Meeting held on
November 15 2007
and was also
approved by Acquired
 Fund shareholders at a
Special Meeting held
on April 4 2008